EXHIBIT 22.3

Seabridge Gold Inc.

SUPPLEMENTAL MAILING LIST FORM

                  CUSIP # 811916105
                  SCRIP COMPANY CODE: STDQ

March 20, 2006

To:  REGISTERED AND BENEFICIAL SHAREHOLDERS

National Instrument 51-102 - Continuous Disclosure Obligations mandates that Seabridge Gold Inc. (the “Company”) send annually a request form to registered holders and beneficial owners of securities to enable such holders and owners to request a copy of the Company’s annual financial statements and related MD&A and/or interim financial statements and related MD&A (collectively, the “Statements) and be added to the Supplemental Mailing List of Company.  If you wish to receive either or all of the above, you must complete the following portion of this form and forward it to our office at the following address:

Seabridge Gold Inc.
172 King Street East. Suite 300
Toronto, Ontario M5A 1J3
Canada

Please note that both registered holders and beneficial owners should return this form; registered share-holders will not automatically receive the Statements. (Registered holders are those with shares registered in their name: beneficial owners have their shares registered in an agent, broker, or bank’s name.)

Please put my name on your Supplemental Mailing List for the Company.
                Iwould like to receive:         □ Interim Financial Statements and MD&A
        □ Annual Financial Statements and MD&A

Copies of these documents may also be found on SEDAR at www.sedar.com or on the Company’s website at www.seabridgegold.net.

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